                                                                   EXHIBIT 10.21

                             ACQUISITION AGREEMENT
                             ---------------------

The undersigned:
----------------

1. United Pan-Europe Communications N.V., with offices at Fred. Roeskestraat 123,1076 EE, Amsterdam ("UPC")

and

2. N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland, with offices at Utrechtseweg 68, 6812 AH Arnhem ("NUON"),

hereinafter together referred to as "the Sellers";

and

3. United TeleKabel Holding N.V. i.o., with registered offices at Amsterdam ("the Purchaser"),

hereinafter together referred to as "the Parties", and each "a Party";


Taking into consideration that:
-------------------------------

a. NUON and UPC own and operate cable and wirebound telecommunications networks in various regions in the Netherlands;

b. NUON and UPC have concluded on November 13, 1997 a Memorandum of Understanding ("the MoU"), whereby it has been agreed to merge and integrate all of their broadband cable television and telecommunication companies and activities in the Netherlands into the Purchaser, subject to the fulfilment of certain conditions precedent;

c. the Parties since the conclusion of the MoU have negotiated, and reached agreement upon, the terms and conditions on which the aforesaid merger will be consummated;

d. the Parties have agreed to enter into this acquisition agreement which contains the terms and conditions on which the broadband cable television and telecommunication companies and activities of the Sellers in the Netherlands will be contributed by the Sellers to the Purchaser;

Have agreed as follows:
-----------------------

Article 1      Definitions and interpretations
               -------------------------------

Agreement      This agreement, including all Schedules and Annexes thereto.

Assets         The NUON Assets and the UPC Assets collectively.

Balance Sheets      The NUON Balance Sheet and the UPC Balance Sheet.

Balance Sheet Date  December 31, 1997

Business The provision of point-to-(multi) point telecommunication services in the Netherlands, including but not limited to hybrid fiber coax (voice) telephony, data transmission, internet services, video communication, video on demand and pay-per-view services as conducted by each of the Sellers as at the date of Closing.

Claim Date          The date referred to in article 5.2.

Closing             The closing of transactions referred to in article 3.1.

Companies           The companies that are comprised in the NUON Assets and the
                    UPC Assets.

Consideration
Shares              The shares referred to in article 2.1.

Correction Payment  The payment referred to in article 2.2.

Management Services
Agreements          The management services agreements referred to in article
                    3.2.e.

NUON Assets         The assets of NUON listed on Schedule I.A.

NUON Balance Sheet  The proforma balance sheet comprising:

                    - the EnerTel shares and the shares in N.V. TeleKabel Beheer as shown in the balance Sheet of NUON that forms part of the NUON 1997 annual accounts approved by an independent auditor (register accountant), and

                    - the other NUON Assets as shown in the balance sheet that form part of the N.V. TeleKabel Beheer 1997 annual accounts approved by an independent auditor, and

                    - the consequences of Permitted Transactions, if any, to be included in a manner consistent with the valuation principles used in the N.V. TeleKabel Beheer 1997 annual accounts.

Permitted
Transactions        Has the meaning ascribed to it in article 6.2.

Representations
and
Warranties          The representations and warranties referred to in article
                    4.1.

Shareholders
Agreement           The shareholders agreement referred to in article 3.2.d.

Shares                 The shares in the Companies.

Tax Warranties         The tax warranties referred to in article 5.2.

UPC Assets             The assets of UPC listed on Schedule I.B.

UPC Balance Sheet      The proforma balance sheet comprising:

                       - the UPC Assets as shown in the balance sheet of UPC that form part of the UPC 1997 annual accounts approved by an independent auditor, and

                       - the consequences of Permitted Transactions, if any, to be included in a manner consistent with the valuation principles used in the UPC 1997 annual accounts.

Article 2      Transfer of the Assets; Correction Payment
               ------------------------------------------

2.1  Transfer of the Assets
     ----------------------

Subject to the terms and conditions set out in this Agreement, NUON will contribute the NUON Assets and UPC will contribute the UPC Assets to the Purchaser against issuance of shares and the Purchaser will accept the NUON Assets and the UPC Assets from NUON and UPC respectively as payment in kind on these issued shares (the "Consideration Shares"). Of the Consideration Shares 49% will be issued to NUON, and 51% of the Consideration Shares will be issued to UPC. The total par value of the Consideration Shares will be NLG 100,000.-- (one hundred thousand Dutch Guilders).

2.2  Correction Payment
     ------------------

a. The value of the UPC Assets and the NUON Assets will be determined in accordance with the methodology contained in Schedule II hereto.

     The Correction Payment to be received by NUON from UPC or, if a negative amount, to be paid by NUON to UPC is equal to: the value of the NUON Assets less 49% of the value of the NUON Assets and the UPC Assets combined.

b. The Correction Payment shall be paid at Closing by transferring the amount thereof to the bank account of the receiving Seller in such a manner that the funds shall be available to the receiving Seller at Closing.

Article 3      Closing arrangements
               --------------------

3.1  Time and place of Closing
     -------------------------

The Closing of the transactions envisaged in this Agreement ("Closing") shall be held at the offices of Houthoff in Amsterdam within 14 days after the fulfilment or waiver of the conditions precedent set forth in article 7 hereof, unless agreed otherwise between the Parties.

3.2  Closing procedure
     -----------------

At Closing:

a. The Assets shall be contributed by the Sellers to the Purchaser and the Purchaser shall issue to the Sellers the Consideration Shares through the signing of a notarial deed of issue and transfer in the form of Schedule III attached hereto, which will be executed before civil law notary M.A.J.M. Scholtens of Houthoff, or any civil law notary replacing him, at Amsterdam.

b. The Correction Payment shall be made in the manner described in article 2.2 above.

c. The Sellers shall submit to each other certificates certifying as to their respective Representations and Warranties as described in article 4 being correct at Closing.

d.   The Parties shall enter into the Shareholders Agreement in the form of
     Schedule IV hereto.

e. The Parties shall enter into the Management Services Agreements in the form of Schedule V A. and B. hereto.

f.   The Seller shall present the signed certificate referred to in article 3.3.

3.3  Pre-Closing
     -----------

At least 1 week before Closing the Parties will attend a pre-Closing meeting at which they will endeavour to reach agreement on the amount of the Correction Payment and any other remaining issues. At least 1 week before this pre-Closing meeting the Sellers will exchange the Balance Sheets, their valuation of the Assets in accordance with Schedule II, their calculation of the Correction Payment and a list of remaining issues, if any. Agreement on the Correction Payment and the calculation thereof will be laid down in a certificate to be signed by the Sellers and to be tendered at Closing.

3.4  Actions after Closing
     ---------------------

The Parties after Closing shall cooperate and execute and do or procure to be executed and done all such further documents, forms, assignments, transfers, assurances and other things as may be reasonably necessary or desirable for giving full effect to this Agreement.


Article 4      Representations and Warranties
               ------------------------------

a. With respect to NUON and the NUON Assets NUON represents and warrants, and with respect to UPC and the UPC Assets UPC represents and warranted that each of the matters set forth in Schedule VI. A. hereof is true and correct as of the date hereof.

b. Furthermore, with respect to NUON and the NUON Assets NUON represents and warrants that each of the matters set forth in Schedule VI. B. hereof is true and correct as of the date hereof.

c. Furthermore, with respect to UPC and the UPC Assets UPC represents and warrants that each of the matters set forth in Schedule VI. C. hereof is true and correct as of the date hereof.


Article 5      Indemnification and survival
               ----------------------------

5.1  Indemnification by the Sellers
     ------------------------------

Subject to articles 5.2 through 5.10 hereof, each of the Sellers hereby covenants and agrees with the other Seller that it will compensate the other Seller for all damages, losses and cost (including, without limitation, reasonable legal and accounting fees) sustained by reason of any of its respective Representations and Warranties not being as represented or warranted or the non-fulfilment of the other covenants or obligations contained herein. Damages and losses of a Seller will be calculated on the basis of the effects of the breach on the Purchaser, including tax consequences.

5.2  Survival of Representations and Warranties
     ------------------------------------------

Neither of the Sellers shall be entitled to any compensation or indemnification for any claim hereunder:

a. For all other claims other than under the Tax Warranties (as defined below): after September 1, 1999 ("the Claim Date");
b.   For claims relating to the Representations and Warranties set forth in article 7 of Schedule VI.A (the "Tax Warranties"): after the expiry of a period of 4 years from the Claim Date.

5.3  Change of law
     -------------

Neither Seller shall be liable for any claim for compensation asserted pursuant to this article 5 if such claim would not have arisen but for (i) a change in legislation made after Closing, whether or not such change purports to be effective retroactively, or (ii) a new interpretation of existing laws by a court or other public authority in a final and conclusive judgement or decision published after Closing.

5.4  Warning of claim
     ----------------

Either Party shall give prompt written warning to the other Parties of any claim by a third party which is likely to give rise to a claim by a Seller based on the Representations and Warranties and of any event known to such Party which is likely to give rise to a claim by a Seller based on the Representations and Warranties, stating the nature and basis of the event or of the third party claim and its best estimate of the amount thereof. If a Seller fails to give such prompt written warning to the other Parties, such Seller shall not forfeit its claims for indemnity, but such claim shall be reduced by the amount of any actual or increased liability, cost or expense caused by the delay in giving warning.

5.5  Threshold
     ---------

Subject to article 5.8:

a. The Sellers shall not be liable for any claims hereunder unless the amount of any individual claim or series of related claims resulting from a common cause for which a Seller would, but for this article 5.5.a., be liable under this Agreement exceeds NLG 2,500,000.- (two million five hundred thousand Dutch Guilders).

b. If, in the case of any liability of a Seller under this article 5, the amount of any provision or reserve contained in the Annual Accounts, as defined in Schedule VI hereof, is found to be in excess of the matter for which such provision or reserve was made, the amount of such excess ("the Excess Amount") shall, provided that each such Excess Amount individually exceeds NLG 2,500,000.- (two million five hundred thousand Dutch Guilders), be set off against that Seller's liability under this article 5.

c. On the Claim Date and each full year thereafter, all payment obligations of each Seller under this article 5 shall be set off against all payment obligations of the other Seller under this article 5, only the balance being payable on the anniversary of the Claim Date, subject to article 5.5.d. hereunder.

d. The relevant Seller shall not be liable for any claims hereunder unless the aggregate amount of all claims, which individually exceed the amount mentioned under a. above, for which a Seller would, but for this article 5.5.d., be liable under this Agreement, and after set off as provided for in article 5.5.c., exceeds NLG 10,000,000.- (ten million Dutch Guilders), in which event the aggregate amount, and not only the excess, shall be due.

5.6  Notice of claims and procedure
     ------------------------------

a. Notwithstanding the obligations of the Parties to give warning of a claim under article 5.4, on the Claim Date both Sellers shall exchange with the other Parties a written notice of any claims by such Seller based on the Representations and Warranties, stating the nature and basis of each claim and its best estimate of the amount thereof (the "Notice of Claims");

b.   The Notice of Claims shall also contain any Excess Amounts.

c. After exchange of the Notice of Claims, the Parties will jointly investigate the legal basis of all claims and Excess Amount(s) and shall resolve any possibly arising disputes as soon as possible. As a result of this a list of recognised claims and Excess Amount(s) will be produced, which also states the balance after set off of the recognised payment obligations of the Sellers against each other (the "Claim Payment Balance").

d. At any next anniversary of the Claim Date, and for the last time 4 years after the Claim Date, the Sellers will exchange a written notice of any claims by each Seller based on the Tax Warranties (the "Notice of Tax Claims").

e. After each yearly exchange of the Notice of Tax Claims, the Parties will jointly investigate the legal basis of all claims and shall resolve any possibly arising disputes as soon as possible. As a result of this a list of recognised tax claims will be produced, which also states the balance after set off of the recognised tax payment obligations of the Sellers against each other and, if any, such Excess Amounts as were not included in the calculation of the Claim Payment Balance (the "Initial Tax Claim Payment Balance").

f. To the Initial Tax Claim Payment Balance the following shall apply annually:

     (i) in the event the Seller to be indemnified already became entitled to a payment under article 5.5, then the full amount of the Initial Tax Claim Payment Balance shall be paid by the Seller concerned to the other Seller;

     (ii) in the event the Seller to be indemnified not yet became entitled to a payment under article 5.5, but the amount of the Initial Tax Claim Payment Balance together with the balance as established in the preceding year(s) pursuant to article 5.5 exceeds NLG 10,000,000,- then the full amount shall be paid;

     (iii) in the event the Seller to be indemnified not yet became entitled to a payment under article 5.5, and the amount of the Initial Tax Claim Payment Balance together with the balance as established in the preceding year(s) pursuant to article 5.5 does not exceed NLG 10,000,000,- then no payment shall be due;

     (iv)  in the event the Seller to be indemnified has made a payment under article 5.5, then the full amount to be indemnified of the Initial Tax Claim Payment Balance shall be paid;

     thus resulting in the Final Tax Claim Payment Balance.

g. Payment of a Claim Payment Balance or a final Tax Claim Payment Balance shall be made together with interest over such amount calculated from the day of the anniversary to which such Claim Payment Balance relates until, but not including the day of payment at the rate of 3 months AIBOR plus 100 basispoints per annum. Interest over the year preceding the Claim Date shall be added to the principal amount due for the calculation of the interest over the next anniversary year.

5.7  Warranty cap
     ------------
In any event, the amount of all awards or damages awarded or agreed against any Seller under this Agreement after set off as meant in article 5.5 en 5.6 shall not in the aggregate exceed NLG 75,000,000.- (seventy five million Dutch Guilders), subject, however, to article 5.8.

5.8  Exceptions
     ----------

The thresholds of article 5.5 and the warranty cap of article 5.7 do not apply to claims under the articles 3.1 and 3.2 of Schedule VI. In the event of any such claim the amount of damages to be paid shall be calculated on the same basis as used in the calculation of the Correction Payment.

5.9  Payment to Purchaser
     --------------------

In the event of any payment obligation under the foregoing provisions of this article 5, and with the consent of both Sellers, instead of such payment a substitute payment may be made to the Purchaser if it puts the Seller entitled to receive such payment in effectively the same position as if it had received the payment it is entitled to, directly.

5.10 Tax Warranties
     --------------

Neither Party shall be entitled to make any claim under this Agreement, and, specifically, the Tax Warranties, based on any (deferred) tax effects that the transactions contemplated in this Agreement may have on the Purchaser, and the Parties hereby waive any rights they may have against each other in this respect.


Article 6 Covenants until Closing
          -----------------------

6.1    Covenants
       ---------
Except as otherwise contemplated in this Agreement, the Parties agree that during the period from the date of this Agreement up to Closing, the Sellers will:

a. continue in all material respects the conduct of Business in the ordinary course, consistent with past practice;

b. not engage in any material transactions outside the ordinary course of Business;

c. only upon mutual agreement make any decisions or take any actions or enter into any agreements that potentially or actually, and materially, affect, whether positively or negatively, the value, the nature or the structure of the Business.

6.2  Exception for certain matters
     -----------------------------

Notwithstanding article 6.1, NUON or UPC shall not act in breach of this Agreement if they continue to pursue the transactions set forth in Schedule VII hereto ("Permitted Transactions"), provided that NUON and UPC shall continuously and diligently inform each other and the Purchaser on the progress and timing of the Permitted Transactions.


Article 7      Conditions precedent
               --------------------

7.1  Conditions precedent to the Parties' obligations
     ------------------------------------------------

The obligations of the Parties to proceed with and consummate the Closing shall be subject to the fulfilment on or prior to Closing of the following conditions, any one or more of which may be waived by the Parties to whom such condition does not apply:

a. each of the Parties' obligations set forth in article 3.2.c, d. and e. have been fulfilled;

b.   the certificate envisaged in article 3.3 has been signed by the Sellers;

c. all approvals have been obtained from European and/or national competition authorities, the NUON works' council and the unions, all to the extent that such approvals are required;

d. all required third party consents including those listed in Schedule VIII have been unconditionally obtained, as confirmed by the Sellers to each other in writing;

e. each of the Supervisory Boards of the Sellers will have approved their entering into this Agreement.

7.2  Fulfilment of conditions precedent
     ----------------------------------

The Parties will exercise their best endeavours to effectuate fulfilment of these conditions precedent before May 1, 1998. If fulfilment cannot be effected by this date, the Parties will exercise their best endeavours to reach a mutually acceptable satisfactory solution.


Article 8      Termination
               -----------

8.1  Termination
     -----------

This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

a.   At any time prior to Closing by mutual written agreement by the Parties.

b. By any Party if any of the conditions set forth in article 7.1 with respect to any of the other Parties shall not have been fulfilled or waived at Closing.

c.   By any Party if Closing is not consummated by August 1, 1998.

8.2  Effect of termination
     ---------------------

In the event of termination of this Agreement pursuant to the provisions of this article, this Agreement and its related agreements shall become void and have no effect, without any liability on the part of any Party or the directors, shareholders, assigns or representatives of any Party in respect of this Agreement other than:

a. the liability on the part of each Party for its own expenses incurred in connection with the transactions contemplated by this Agreement; and

b. the liability of a Party to any other Party for damages and costs incurred by such other Party as a result of this Agreement being terminated as a result of or in connection with the former Party breaching any of its obligations contemplated by this Agreement.


Article 9   Confidentiality
            ---------------

9.1 In the event that any Party (the "Receiving Party") receives any information, in whatever form, that relates to this Agreement or any of the Parties, including know how and other information developed pursuant to this agreement or by the Purchaser ("Confidential information"), the Receiving Party shall: (i) treat the Confidential Information strictly as such; (ii) use the Confidential Information exclusively for the purposes described in this Agreement; (iii) treat and protect the Confidential Information with the same degree of care with which the Receiving Party protects its own confidential information against publicity, but in any event with at least reasonable care; (iv) not disclose the Confidential Information to any third party except those associates, advisors or representatives of the Receiving Party to whom the Confidential Information must be disclosed for the proper performance of this Agreement, and provided that they also shall be bound to the obligations of confidentiality and limited use contained herein.

9.2 The provisions of article 9.1 do not apply to Confidential Information which: (i) is already public knowledge at the date of signature of this Agreement or which has thereafter to become public knowledge other than through the fault or negligence of the Receiving Party; (ii) which has been legally obtained by the Receiving Party from a third party, without breaching any of the provisions of this Agreement and also without acting unlawfully towards the Party whose information becomes public; (iii) which information was known to the Receiving Party at the time it received the information from its co-Party, as must appear from the records of the Receiving Party at the time of the receipt of the information; (iv) which was developed or obtained independently by the Receiving Party, without making use of any confidential information; or (v) which must be made public on the grounds of a court order or a directive of government.

9.3 No Party may, without the prior written permission of the other Party make the contents or the existence of this Agreement known to any third party, except pursuant to a court or government order.


Article 10  Assignment
            ----------

UPC and NUON will be entitled at Closing to assign this Agreement to, in the case of UPC, Belmarken Holding B.V., and, in the case of NUON, to Kraton N.V., provided that UPC and NUON will guarantee to each other, and will remain liable for, the performance by the assignees of the obligations under this Agreement.


Article 11  Costs
            -----

The costs related to the execution of and performance under this Agreement and the merger process resulting therefrom will be split between the Sellers on the basis of their shareholding in the Purchaser as set forth in article 2.1., to be based on a budget agreed in advance between the Sellers. Any costs incurred by a Seller not agreed upon in the budget will be borne solely by that Seller.


Article 12     Unenforceability
               ----------------

If any provision of this Agreement shall be held by any court or arbitrator of competent jurisdiction or any other competent authority to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.


Article 13     Governing law; jurisdiction
               ---------------------------

13.1 Governing law
     -------------

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

13.2 Jurisdiction
     ------------

Any dispute arising out or in connection with this Agreement shall be referred to the competent court in the Netherlands, unless the Parties mutually decide to refer the matter to arbitration.

Agreed this 2nd day of April, 1998.


---------------------         ----------------------      ---------------------
UPC                           NUON                        UTH i.o.

List of Schedules:
I    A.    List of the NUON Assets
     B.    List of the UPC Assets
II   Valuation Methodology
III  Form of notarial deed of issue of Consideration Shares and transfer of
     Assets
IV   Shareholders Agreement
V    A.    Management Services Agreement NUON - UTH
     B.    Management Services Agreement UPC - UTH
VI   Representations and Warranties
VII  Permitted Transactions
VIII Third party consents

SCHEDULE I
----------

A.   LIST OF THE NUON ASSETS
--   -----------------------

1.   The Shares of the following companies:

     a. N.V. TeleKabel Beheer (which company holds the shares of the companies mentioned below under l.b. and d. and the participation mentioned below under 3.C.8.).

     b. N.V. TeleKabel (which company holds the shares of the companies mentioned below under 1.c., e., f., g., i., l. and o., and the participations mentioned below under 3.C.5 and 3.C.7).

     c. Algemene Kabelexploitatie Maatschappij B.V. (owns 'telematicanet' Leeuwarden)

     d.   Maxinetwerken B.V. (no assets or activities)

     e. CAI-Over-Betuwe B.V. (including all shares in the issued share capital of CAI-Bemmel B.V., CAI-Elst B.V., CAI-Gendt B.V., CAI-Heteren B.V., and CAI-Valburg B.V.)

     f. CAI-Midden-Betuwe B.V. (which includes the cable networks in the municipalities Kesteren, Lienden, Echteld and Maurik).

     g.   CAI-Renkum B.V.

     h.   CAI-Buren B.V.

     i.   CAI-Druten B.V.

     j.   CAI-Geldermalsen B.V.

     k.   CAI-Lingewaal B.V.

     l.   CAI-NKM-Nijmegen B.V.

     m.   CAI-Neerijnen West B.V.

     n.   CAI-Tiel B.V.

     o.   CAI-Wageningen B.V.

     p.   CAI-Dodewaard B.V.

     q.   CAI-Wijchen B.V.

     r.   CAI-Almere B.V.

     s.   CAI-Lelystad B.V.

     t.   The cable network of Dronten and/ or CAI-Dronten B.V.

     The shares listed under e. through s. and the assets and/ or shares referred to under t. above will be (or have been) acquired by TeleKabel from Casema pursuant to an agreement dated April 23, 1997 ('Overeenkomst op Hoofdlijnen').

2.   The following intangibles:

     a. A commitment from NUON to be a customer to the telecom network mentioned under 3.B.4 below for at least the next ten years, subject to reaching a final agreement with the Purchaser which will not materially deviate from the existing contract.
     b. The 'TeleKabel' trademark (parties acknowledge that the Purchaser will be entitled to change style and logo of the trademark).
     c. Potential fees to be collected from subscribers in case of relocation within a TeleKabel franchise area.
     d.   Potential entrance fees to be collected from new TeleKabel customers.

3.   The following ancillary assets:

     A.   Real property
     --   -------------
     1.   Office building at Noordvliet, Leeuwarden
     2.   Office building Morsestraat Ede.

     B.   Other fixed assets
     --   ------------------
     3. Remote controlled multitap equipment in end amplifiers (to the extent installed at year end 1997)
     4. A partly SDH telecom network, all related equipment and existing customer contracts, which network is mainly used for telephony and datacommunication within NUON but also has some outside customers.

     C.   Equity participations
     --   ---------------------
     5. All shares in the issued share capital of a broadcast facilitating company TeleKabel Omroep Facilitair Bedrijf B.V.
     6. 728,215 shares in EnerTel N.V., representing 10,7% of the issued share capital.
          In connection with the contribution of the shares in EnerTel to the Purchaser NUON will also assign to the Purchaser (the benefit of) the agreements between NUON and EnerTel that are listed in Schedule VI, Section B., article 3.1.
     7. 1.250 shares (or share certificates thereof) in Interway Holding B.V., representing 33,3% of the issued share capital.
     8. 30% of the issued share capital in Euronet Internet B.V. (Note: It is understood between the Parties that in principle these shares will be transferred at book value. However, in the event that TeleKabel is able to sell and transfer the shares in Euronet Internet B.V. at the currently offered price, UPC will have the right to decide that the Purchaser will acquire the shares at such same offered price, unless this would contravene contractual arrangements).

B.   LIST OF THE UPC ASSETS
--   ----------------------

1.   The Shares of the following Companies:

     a. All shares in the issued share capital of Cable Network Brabant Holding B.V. ("CNBH"). CNBH owns the cable networks in Eindhoven (formerly owned by KTE) and the Eindhoven area (formerly owned by Combivisie, and consisting of 18 municipalities).

     b. All shares held by UPC in the issued share capital of A2000 Holding N.V. ("A2000"), which represents 50% of the issued share capital. A2000 holds all of the shares in Kabel Televisie Amsterdam B.V. and A2000 Hilversum B.V. and thus directly or indirectly owns the cable networks in Amsterdam, Hilversum, Zaanstad, Purmerend, Landsmeer and Ouder-Amstel.
          In connection with this contribution of shares to the Purchaser, UPC will also assign to the Purchaser (the benefit of) the agreements listed in Schedule VI, section C, articles 1 and 2 ('JVA' and 'Settlement Agreement').

     c. All shares in the issued share capital of Kabeltelevisie Son en Breugel B.V.

     d. The cable networks of Nutsbedrijf Regio Eindhoven, to be acquired by CNBH pursuant to a letter of intent dated September 16, 1993 and UPC's offer letter dated March 3, 1998.

2.   The following intangibles:

     a.   Development new services (EBT, (I)PPV, Internet, telephony)
     b.   'Time to market'
     c.   Business contracts
     d.   Carriage fees
     e.   Signal supply
     f.   Service agreements

3.   The following ancillary assets:

     A.   Real property
     --   -------------
     1.   Office building W. de Zwijgerlaan, Amsterdam.
     2.   Office building Kabelweg, Amsterdam
     3.   Office building Torenweg, Helmond

     B.   Other fixed assets
     --   ------------------
     4.   New services equipment (central area/ customer premise equipment).

     C.   Equity participations
     --   ---------------------
     5.   25% of the shares held in Media Groep West.

------------------------------------------------------------------------------
                                  SCHEDULE II
 Valuation methodology of the NUON Assets and UPC Assets to be contributed to
                        United TeleKabel Holding N.V.
------------------------------------------------------------------------------

Contribution of Assets to UTH

UPC and NUON will contribute the Assets to UTH in exchange for new shares in UTH. UPC will hold 51% and NUON 49% of UTH. Any differences in value of the Assets contributed to UTH and the 51%/49% share ownership will be settled between UPC and NUON by means of a so called Correction Payment. The merger will be effective as of 1st January, 1998, meaning that for the valuation of all the Assets contributed to UTH, the valuation as of 31st December, 1997 will be used. Any changes to the business or the assets after that date will effectively be for the account of UTH.

The shares in the cable companies of UPC and NUON will be contributed at their intrinsic value. The intrinsic value will comprise the following components:

1.   the book value of the equity of the Companies contributed; plus
2.   goodwill of the cable networks, plus
3.   certain ancillary assets (as described below).

The Assets will be contributed to UTH effectively 1st January, 1998, 00:00 hours. Therefore, the year-end 1997 audit will determine the values at which Assets will be contributed. However, given that UPC and NUON are in the process of acquiring and divesting cable operations between 1st January, 1998 and Closing, the accountants will need to prepare pro-forma accounts for year-end 1997. These 1997 pro-forma accounts will need to take into account the remaining cable networks which form part of the swap between Casema and TeleKabel, as well as the acquisition of the cable assets of Combivisie and NRE by UPC.

These 1997 year-end pro-forma accounts will provide the book value of the equity of the Companies to be contributed, and this book equity value will be the first component of the valuation. The existing loans in the Companies would be valued by the accountants in the year-end audited balance sheet and will therefore have been included in the determination of the book equity value.

The value at which the Shares will be contributed will be calculated by increasing the book equity value with the goodwill value of the cable networks and the value of the ancillary assets. These two items are described below in more detail.

Valuation of the networks

The basis for the valuation of the Companies' cable networks has been an upgraded Hybrid Fibre-Coax (HFC) cable network. The concept of a standard HFC subscriber as well as the detailed technical HFC definition has been agreed between the Parties. The valuation of the Companies' networks is based on the assumption that each Seller will contribute subscribers, upgraded to the HFC standard.

The Parties have agreed to value the networks to be contributed at NLG 1,650 for the number of equity subscriber complying with the HFC standard. For the valuation, the number of equity subscribers of the Assets to be contributed to UTH at year-end 1997 will be used; the number of subscribers of Assets which are not wholly owned (like A2000) will be reduced pro rata to the percentage of ownership; the number of subscribers will be determined based on the following formula.

--------------------------------------------------------------------------------
Total subscribers = Individual subscribers + Recalculated collective subscribers
--------------------------------------------------------------------------------

The number of individual subscribers is determined by a definition whereby a subscriber ("abonnee") is any customer who received an invoice for an individual cable connection. The recalculated collective subscribers are defined as the total monthly turnover per municipality from collective agreements ("collectieve overeenkomsten"), divided by the monthly fee for a basic subscription as stated in the report from DDV, the content of which is known to the Parties.

If part of the network contributed by a Seller is not up to the HFC standard, the valuation of the cable networks will be reduced by the amount of upgrading needed at year-end 1997 in order to comply with the HFC standard. The estimated upgrade amounts at year-end 1997 are calculated by the contributing Seller, and have been reviewed through a due diligence exercise by the other Seller. At the date of signing of the Acquisition Agreement ("the Agreement") the Parties are in agreement on these estimated upgrade amounts, so no adjustments will further be made until the date of Closing other than auditors' adjustments due to the year-end 97 realization of the HFC upgrade for NUON/ TeleKabel. If due to scale economies the actual upgrade costs are lower than those estimated at the date of the Agreement, the benefits of these scale economies will flow to UTH.

The goodwill value of the cable networks will be calculated by reducing the market value of the HFC networks (determined by the number of subscribers times NLG 1,650) by the upgrade costs to comply with the HFC standard and by the book value of the Assets which are included in the HFC-network standard. All these variables will be determined as of 31st December, 1997.

Ancillary assets

UPC and NUON will contribute a number of ancillary assets to UTH, which are outside the HFC upgraded networks as well as outside the other assets and liabilities which are included in the balance sheets (at book value) of the Companies to be brought into UTH. These ancillary assets comprise the following categories:

1.   Real estate

     The real estate have been valued by independent real estate agents Zadelhoff. The basis of valuation has been the status of the property (vacant or occupied) at year-end 1997. Given the fact that all real estate is already included in the balance sheets of the Companies and the objective of this new valuation was to find out if there was any ancillary asset, only a positive difference between the valuation by Zadelhoff and the book value at year-end 1997 will be taken into account as ancillary asset.

     The valuation reports of the real estate agents have been evaluated by the parties and have resulted in the values for ancillary assets on the attached overview of the projected valuation. No further adjustments will be made until the date of Closing, other than changes in the book values of the real estate at year-end 1997 due to the audits of the provisional accounts.

2.   Assets held outside the Companies being contributed to UTH

     This category includes equity participations in related Companies which are held by the Sellers (e.g. EnerTel shares). The equity participations will be valued at the underlying book value at year-end 1997.

All assets to be contributed to UTH other than the ancillary assets and the HFC network will be valued at book value at year-end 1997.

Correction Payment

In summary, the valuation of the Assets contributed by UPC and NUON to UTH will be determined as follows:

1. shares in the cable subsidiaries TeleKabel (on a pro forma basis to reflect finalisation of the swap with Casema), A2000 (50% stake), Cable Network Brabant Holding (including the assets of NRE) and Son & Breugel at their book equity value;

2.   goodwill of the cable networks;
3.   value of ancillary assets.

For the contribution of these Assets, UTH will issue new shares to NUON and UPC. The total of these Asset values contributed (and therefore the number of shares issued) is likely to result in a different ownership structure than the proposed 51%/ 49% split between UPC and NUON. Therefore, a Correction Payment will have to be made between the Parties to account for the difference in the value of the Assets contributed and the value vested in the proposed shareholding.

Given that the audited 1997 accounts, and the audited numbers of subscribers at year-end 1997, are not yet available at the time of signing of the Agreement, a provisional valuation of the Assets contributed to UTH has been prepared by UPC and NUON and has been attached as an Appendix. This Appendix has not been prepared or reviewed by UBS. The provisional valuation reflects the current best estimate of the various value components at year end 1997 by NUON and UPC respectively based on provisional accounts prior to the date of signing of the Agreement. The final valuation of the Assets will be calculated at Closing based on the audited balance sheets at year-end 1997 and audited numbers of subscribers at year-end 1997 and the Parties intend to correct the provisional valuation accordingly without any thresholds for these corrections being applicable.

Financing of UTH

This valuation methodology is not influenced by the ultimate financial structure of UTH. As part of the contribution of the Shares in the Companies, the Sellers will also contribute to UTH the existing loans of the Companies. It is the intention of NUON to have its existing loans to TeleKabel entirely replaced by external debt financing at the date of Closing. NUON is however willing to leave its existing debt financing to TeleKabel in place for a bridging period ending on 30th November, 1998 and not to be extended with more than one period of 15 days after that date.

It is the intention of the Sellers that the existing loans will be refinanced after the merger in order to achieve a targeted financial structure of 35% equity and 65% debt. Both UPC and NUON are willing to raise the level of equity up to 40%, if the terms and conditions will be substantially more attractive for a financing based on an equity ratio in excess of 35% instead of 35%.

In the event UTH would be over-capitalised following the merger, given the above mentioned target level of equity, the Shareholders have the option either to maintain the capital base and use the capital buffer to finance capital expenditure in the future (as part of their Anticipated Funding commitments) or to have UTH distribute a dividend to the Shareholders following a refinancing. In case of under-capitalisation the Parties may need to contribute further equity to UTH in order to achieve the targeted capital structure.

Unless agreed otherwise, UPC and NUON will not offer or grant the benefit of a guarantee from NUON or UPC to any provider of any external debt attracted by UTH or by any member of UTH's group.

                                                                     APPENDIX TO
                                                                     -----------
                                                                     SCHEDULE II
                                                                     -----------
VALUATION SHEET Contribution by UPC and NUON*

                                                                                  UPC        NUON
                                                                                -------------------
                                                Amounts in millions
                                                NLG
   ------------------------------------------------------------------------------------------------
A    Shares in cable subsidiaries                                               256         248
   ------------------------------------------------------------------------------------------------
                                                 SUBS
B    HFC networks                                 *1,000

                                                     595             1650

                                                     505             1650

                                                                                833         981

     Bookvalue of networks                                                      670         742

     Upgrading costs                                                             74         156

   ------------------------------------------------------------------------------------------------
     Sub-total HFC networks net premium                                          89          83
   ------------------------------------------------------------------------------------------------

C    Ancillary assets

     Assets owned by parent companies                                                        13

     Undervalued real estate                                                      0           0

   ------------------------------------------------------------------------------------------------
     Sub-total below the line assets net premium                                  0          13
   ------------------------------------------------------------------------------------------------

                                                              -------------------------------------
     Total value contributed                                                    345         344
                                                              -------------------------------------

     Equivalent value for 49/51% stake                                          352         338

   ------------------------------------------------------------------------------------------------
     Correction payment                                                           6          -6
   ------------------------------------------------------------------------------------------------

*Open to verification by the external auditors

SCHEDULE VI
-----------

SELLERS' REPRESENTATIONS AND WARRANTIES
---------------------------------------

The below representations and warranties are provided by NUON to the extent that they relate to NUON and the NUON Assets (sections A and B), and by UPC to the extent that they relate to UPC and the UPC Assets (sections A and C).

A.        Sellers' Representations and Warranties pursuant to article 4.a.
--        ----------------------------------------------------------------

1.        Definitions
          -----------

Annual Accounts          The balance sheet and profit and loss accounts of the
                         Companies for the financial year ended on the Balance
                         Sheet Date, together with the explanatory notes thereto.

Companies' Assets        All material and immaterial assets, whether tangible,
                         movable or immovable, including but not limited to their respective Networks, as used by the Companies.

Networks                 The cable networks that are comprised in the Assets.

All other capitalized terms will have the same meaning as defined in the Acquisition Agreement.

2         The Sellers
          -----------

2.1 The Sellers are companies duly existing under the laws of the Netherlands.

2.2 The Sellers have the power and have taken all necessary actions to enter into and perform this Agreement, the Shareholders Agreement and the Management Services Agreements, and to consummate the transactions envisaged therein.

2.3 This Agreement constitutes, and the Shareholders Agreement and the Management Services Agreements when signed by the Sellers will constitute legal, valid and binding obligations of the Sellers, enforceable in accordance with their terms.

2.4 The signing and performance of this Agreement, the Shareholders Agreement and the management Services Agreements by the Sellers do not and will not contravene or constitute a default under any provision of applicable law or the terms of any agreement, judgment, injunction, order or decree applicable to the Sellers.

2.5 Other than mentioned in this Agreement, no consents or approvals and no licenses or orders from or notices to or filings with any governmental or quasi governmental body are required for the signing and performance by the Sellers of this Agreement, the Shareholders Agreement and the Management Services Agreements.

3         The Assets and the Companies' Assets
          ------------------------------------

3.1 The Sellers have legal and beneficial title to the Assets and are entitled to transfer the ownership thereof to the Purchaser.

3.2 Except as listed in Annex 3.2, the Assets and the Companies' Assets are free and clear of any rights of pledge, mortgage, usufruct, or other liens or attachments and no option rights granting same have been provided to any third party, including group companies.

3.3 Except as listed in Annex 3.3 and as disclosed in the Annual Accounts, the Companies have legal and beneficial title to the Companies Assets except for such Assets as are available to the Companies under the operational or financial leasing arrangements or are subject to any reservation of title agreed upon between the Companies and the relevant supplier, except in the ordinary course of business.

3.4 The Companies have the full right to use and operate the Networks, within the restrictions imposed by some of the operating agreements relating to the Networks, which agreements have been fully disclosed by the Sellers and of which each of the Parties is aware.

3.5 Annex 3.5 sets out a complete and accurate survey of the Companies' freehold and leasehold offices.

3.6 The Companies' Assets comprise all the assets necessary for the continuation of the Business of the Companies as carried on at the date of this Agreement.

3.7 The Assets represent all of the Sellers' cable assets and activities in the Netherlands, and after execution of the transfers envisaged in this Agreement the Sellers will not own or operate any assets or companies in the Netherlands of a nature similar to the Assets, except as set forth in article 17.2 of the Shareholders Agreement.

4         The Companies
          -------------

4.1 The Companies have been duly incorporated under Netherlands law as private or public companies with limited liability ("besloten vennootschappen met beperkte aansprakelijkheid or naamloze vennootschappen").

4.2 No proposal has been made and no resolution has been adopted for the dissolution or liquidation of the Companies nor do any circumstances exist which may result into the dissolution or liquidation of the Companies.

          Except as listed in Annex 4.2, no proposal has been made or resolution adopted for a statutory merger ('juridische fusie") of the Companies with any other entity.

4.3 The Companies have neither been declared bankrupt nor been granted a moratorium of payments, nor has any of them applied for a declaration of bankruptcy or moratorium of payments.

5         Shares
          ------

5.1 The issued share capital of each of the Companies is currently outstanding at the respective shareholding Companies set forth in Annex 5.1. Except as listed in Annex 5.1, the Shares are fully paid up.

5.2 The Companies have neither issued any profit sharing certificates ("winstbewijzen") nor granted any other rights under their articles of association to share in the profits ("statutaire winstrechten") of the Companies, nor any other rights to third parties (including but not limited to employees) entitling such third parties to share in the profits of the Companies.

5.3 No proposal has been made and no resolution has been adopted to issue additional shares in the Companies; no rights, including options, have been granted, relating to unissued shares or shares which have been repurchased by the Companies.

5.4 Except as listed in Annex 3.2, the Shares are free and clear of any rights of pledge, attachment and usufruct and no option rights have been granted in favour of any third party with regard to the Shares. There are no share certificates in respect of the Shares.

5.5 Except as listed in Annex 5.5, the Sellers either directly or indirectly have full right and title to 100% of the Shares and as from Closing there will be no obligations with respect to any of the Shares to any third party.

5.6 Since the Balance Sheet Date no (interim) dividend or other distribution has been declared or paid on the Shares; nor have any rights to a future dividend or other rights with respect to the Companies' profits been committed or transferred to third parties.

5.7 Except as listed in Annex 5.7, no restrictions on the transfer of the Shares ("blokkeringsbepalingen") other than those set forth in the articles of association of the Companies are in effect. Such restrictions are listed without prejudice to article 7.1.d of this Agreement and they will not in any way prevent or impair the fulfilment by the Sellers of their obligations under this Agreement.


6         Annual Accounts
          ---------------

6.1 The Annual Accounts of the Companies and the annual report ("jaarverslag") thereto:

          (i) have been prepared in accordance with the requirements of all relevant laws and accounting principles generally accepted in the Netherlands ("GAAP");
          (ii) give a true and fair view of the financial position and results of the Companies at the date and for the period indicated, and both GAAP and the valuation principles as contained in the Annual Accounts have been applied on a consistent basis with the annual accounts for the preceding two (2) financial years of the Companies; and

6.2 At Closing, the Annual Accounts have all been furnished with an independent certified auditor's ("register accountant") approving certificate ("goedkeurende verklaring").

6.3 Except as disclosed in the Annual Accounts and in the Annexes hereto, there are no:

          (i) commitments and liabilities of the Companies, whether actual or contingent, and whether due at the Balance Sheet Date or to become due thereafter, except as incurred after the Balance Sheet Date in the ordinary course of the Company's business or except for commitments and liabilities of a type which does not require to be included on a company's balance sheet under GAAP;

          (ii) mortgages and other limited rights ("beperkte rechten") or attachments on the Companies' Assets;

          (iii) guarantees or security rights granted by any of the Companies for any present or future debt of the Sellers or any third party.

6.4 Since the Balance Sheet Date the businesses of the Companies in all respects have been conducted in the ordinary course, consistent with past practice, so as to preserve the same as going concern and there have been no changes in the condition, financial or otherwise, of the Companies, which have materially adversely affected their businesses or financial condition.


7         Tax matters
          -----------

7.1 The Companies have duly and timely paid all taxes, duties, levies and social charges, including but not limited to corporate income tax, wage tax, capital duty, real property tax, turnover or value added tax and social security charges (hereinafter "Taxes") due, or either full provision therefor has been made in the Annual Accounts, except as incurred in the ordinary course of business. With respect to all Taxes assessed and paid prior to Closing, no further payments or penalties or interest charges are or will become due with respect thereto, save to the extent provided for in the Annual Accounts and in Annex 7.1 hereto.

7.2 The Companies are not and will not on the basis of any events having occurred during the period up to and including Closing be liable to repay any investment premiums or subsidies granted to or enjoyed by it prior to Closing.

7.3 Except as listed in Annex 7.3, the Companies have duly and timely filed all tax returns and other documents that are required to have been filed in accordance with applicable laws and regulations. The Companies have not asked for any extensions of time for the filing of any tax returns or other documents.

7.4 The execution of this Agreement will not give rise to any material adverse tax consequences for the Companies.

7.5 Except as listed in Annex 7.5, with respect to the assessment or payment of Taxes no special agreements, rulings or compromises have been entered into by the Companies with the tax authorities. The Companies are not subject to a special regime in respect of the payment of Taxes.


8         Contracts
          ---------

8.1 All agreements to which the Companies are a party are in full force and effect and are binding on all parties involved.

8.2 Except as listed in Annex 8.2 neither the Companies, nor their respective counter parties, are in default under any contract to which they are a party and this Agreement will not result in such default or change any terms of any such contract or permit the premature termination or cancellation thereof.

8.3 Except as listed in Annex 8.3 there is not in force any agreement to which such Company is a party materially restricting the freedom of the Companies to carry on their business in the manner presently conducted or to supply all legally permitted services to such persons as it may from time to time think fit, except for restrictions contained in the operating agreements related to the Networks.

8.4 Neither Seller is under any obligation to invest in unprofitable areas ("onrendabele gebieden") in an amount exceeding NLG 500,000 per municipality.

8.5 Except as listed in Annex 8.5 the Companies are not party to any bank financing, credit facility or similar agreement.


9         Litigation
          ----------

9.1 Except as listed in Annex 9.1, the Companies are not involved in any civil, criminal, administrative or arbitral proceedings involving an amount in excess of NLG 500,000 and no such proceedings have been threatened against the Companies.
          All such pending or threatening litigations in which the Companies are or may become involved, and of which the Sellers are or should have been aware, have been disclosed by the Sellers in Annex 9.1.

9.2 The Companies are not the subject of any investigation by any governmental, administrative or regulatory body in the Netherlands. To the best knowledge of the Sellers there are no circumstances which could give rise to any such investigation.


10        Insurance
          ---------

10.1 The Companies have taken out sufficient insurance on terms customary in the cable TV and telecommunication industry in the Netherlands against all risks and liabilities listed in Annex 10.1 hereto. All insurance premiums on such insurance policies have been paid fully and in a timely manner.

10.2 No claims, which are still pending, have been made or are likely to be made in excess of NLG 500,000 under the aforesaid insurance policies.


11        Employees
          ---------

11.1 Except as has been separately and specifically disclosed by the Sellers to each other, the basis of remuneration or other terms of employment payable to the employees of the Companies is the same as that in force at the Balance Sheet Date and the Companies are not under any contractual or other obligation to make any increase in the rates of remuneration of or to make any bonus or incentive or other similar payments to any of their employees at any future date, save in the ordinary course of business in accordance with past practice or as provided in the applicable collective labour agreement.

11.2 Except as has been separately and specifically disclosed by the Sellers to each other, there are no pension, stock option, share saving or profit sharing schemes, whether legally enforceable or not, relating to all or part of the employees of the Companies in operation or proposed.

11.3 There will be no material change in any premiums or contributions to be paid in 1998 or any following year with respect to any pension plan of any of the Companies in comparison to the premiums or contributions for such pension plan paid in 1997, except as a result of a change in the (level of) wages as granted in the ordinary course of business. All contributions with respect to pension obligations (including 'backservice' obligations) have been fully paid or provided for in the Annual Accounts in accordance with GAAP.

11.4 It is acknowledged by the Parties that certain employees of NUON and UPC may be transferred to the Purchaser in order to enable the Purchaser to continue the Business. It is agreed between the Parties that with regard to such employees as from the date hereof no new or additional employment guarantees will be provided by the Sellers. In the event that the unions would impose upon any of the Sellers such new or additional guarantees, the Seller involved, and not the Purchaser, will be responsible and liable for the financial consequences thereof.


12        Compliance with laws
          --------------------

          The Companies have complied in all material respects with all laws, regulations, and orders applicable to them or their Business.

13        Permits
          -------

13.1 The Companies have obtained (the beneficial interest of) all public and private licenses and permits ("the Permits") necessary for the operation of the Networks, including, but not limited to the cable television and regional infrastructure licenses, and each of the Permits is in full force and effect. The Companies conduct the Business in accordance with the Permits and the terms and conditions relating thereto.

13.2 To the best knowledge of the Sellers, there are no facts or circumstances that could give rise to the amendment, cancellation, non-prolongation or non-renewal of any of the Permits, other than the envisaged changes of the "Telecommunicatiewet".


14        Intellectual property matters
          -----------------------------

14.1 The Companies have full legal and beneficial title to the industrial and intellectual property rights and applications set forth in Annex 14.1.

14.2 To the best knowledge of the Sellers the industrial and intellectual property rights referred to above are not infringed by any third party, nor does any of Sellers infringe any third party's industrial and intellectual property rights.


15        Environment

To the best knowledge of the Sellers, none of the Companies is aware of soil or water contamination relating to any of the Companies' Assets of such a degree that under presently applicable legislation -such as but not limited to the Wet Bodembescherming-clean-up measures are or can be required.

16        Full disclosure

All documents disclosed through this Agreement by the Sellers or their professional advisors to each other and to the Purchaser in connection with this Agreement are correct and complete. The information furnished by the Sellers does not to the best of their knowledge contain any untrue statement or fact and does not omit any fact which is necessary to prevent such statements from being false or misleading. The Sellers represent to have conducted investigations within their groups of companies (as to said information and facts) of a nature and extent which is customary for transactions of this size and which a prudent seller is expected to have conducted.

B.   NUON's Representations and Warranties pursuant to article 4.b.
--   --------------------------------------------------------------

1.   Casema "swap"
     -------------

The Parties acknowledge that TeleKabel and N.V. Casema ("Casema") on April 23, 1997 have entered into an agreement for the sale and transfer of certain cable assets by NUON to Casema and the sale and transfer of certain cable assets by Casema to NUON, which agreement has been amended by correspondence between Casema and TeleKabel between November 1997 and the date hereof, which correspondence has been fully disclosed by NUON to UPC (hereinafter together referred to as "the Casema Swap Agreement").

At Closing all transactions envisaged in the Casema Swap Agreement will have been duly executed by NUON and Casema and all obligations related to said transactions will have been fulfilled by NUON and Casema in accordance with the terms and conditions set forth in the Casema Swap Agreement, or any amendments thereof to be agreed between Casema and TeleKabel, after written consent thereto by UPC.


2.   TeleKabel group statutory merger
     --------------------------------

Within the TeleKabel group of companies, N.V. TeleKabel, N.V. TeleKabel Gelderland-Noord, N.V. TeleKabel Gelderland-Zuid, N.V. TeleKabel Friesland Beheer and N.V. TeleKabel Friesland on December 31, 1997 have entered into a statutory merger ('juridische fusie') whereby N.V. TeleKabel has been the acquiring company and the other companies have disappeared ("the TeleKabel Statutory Merger").

The TeleKabel Statutory Merger will not have any material negative impact on the business or financial condition, or the fiscal position, of the Purchaser.


3.   EnerTel
     -------

3.1  Obligations vis-a-vis EnerTel
     -----------------------------

NUON as at the date hereof is the owner of 728,215 shares in the issued share capital of EnerTel N.V. ("EnerTel") (which is one of the Companies listed on Schedule I), representing 10,7% of EnerTel's issued share capital.

Neither NUON nor any of its subsidiaries is under any obligation to purchase any shares in EnerTel, or to make any capital contributions to EnerTel, other than those set forth in the EnerTel shareholders agreement dated May 14, 1996.

Between Nuon (or any of its subsidiaries) and EnerTel no other agreements are in effect than:
- The 'Voorbereidingsovereenkomst' dated May 14, 1996 between EnerTel and its shareholders;
-    The EnerTel shareholders agreement referred to above;

- The 'Overeenkomst betreffende terbeschikkingstelling regionale infrastructuur ten behoeve van het verwerven van een infrastructuurvergunning zonder gebiedsbeperking door EnerTel' dated September 6, 1996;

-    The 'Backbone-overeenkomst' dated September 6, 1996;

- The 'Overeenkomst inzake de levering van het TeleKabel SDH Backbone Netwerk' dated January 28, 1998;
- The 'Overeenkomst' dated October 22, 1997 concerning the EDU-net project, which agreement is commonly referred to as the 'back-to-back' agreement; and
- The 'Overeenkomst inzake aanvullende offerte EDU-net project' dated February 19, 1998.

3.2  Value of the EnerTel shares; 'downside protection'
     --------------------------------------------------

The value of the EnerTel shares at sale or at liquidation will be equal to, or higher than, book value as shown in the 1997 accounts of NUON. Should the value of the EnerTel shares be lower than book value, then NUON will compensate UPC for the difference and article 5.5 of the Acquisition Agreement will not be applicable to such compensation.

This warranty will not apply in the event NUON and UPC together decide to reject a bona fide offer by a third party for the EnerTel shares. A 'bona fide offer' in this context means a serious offer which reasonably can be accepted in view of pricing, (other) conditions of the offer and the position of the offerer on the Dutch market.


4.   Telecom Finland
     ---------------

The parties acknowledge that the agreement between TeleKabel and Telecom Finland Ltd. dated August 19, 1997, for the provision of 'Fast Internet Services' contains a non-compete clause (article 7) for the provision of the so-called 'Basic' and 'Extended' Fast Internet Services.

Said non-compete clause will not have any material negative impact on the business or financial condition of the Purchaser, nor will it materially limit the scope of the business of the Purchaser as defined in the Shareholders Agreement.


5.   Euronet
     -------

NUON as at the date hereof is the owner of 30% of the issued share capital of Euronet Internet B.V. ("Euronet") (which is one of the Companies listed on Schedule I).

The non-compete clause between NUON and Euronet will not have any material negative impact on the business or financial condition of the Purchaser, nor will it materially limit the scope of the business of the Purchaser as defined in the Shareholders Agreement.

The shares held by NUON in Euronet will not be sold by NUON to a third party for a price which is lower than book value (as per the Balance Sheet Date).


6.   Ede
     ---

By a sale and purchase agreement of February 29, 1996 and by subsequent deed of transfer of May 6, 1996 the cable network of the municipality of Ede has been sold and transferred to TeleKabel.

By said agreement, TeleKabel has, inter alia, undertaken towards the Stichting Media Netwerk Ede the following obligations ("the Ede Obligations"):

-    The establishment of a newly built regional office of TeleKabel in Ede;
- As a result of the establishment of this regional office, at least 37 full-time jobs as additional employment will be created by TeleKabel.

TeleKabel is currently in the process of re-negotiating with the Stichting Media Netwerk Ede the Ede Obligations. In any event, the Ede Obligations will not have any material negative impact on the business or financial condition of the Purchaser.

C.   UPC's Representations and Warranties pursuant to article 4.c.
-    -------------------------------------------------------------

1.   Transfer of A2000 shares

At Closing, any transfer of shares in A2000 Holding N.V. ("A2000") to the Purchaser pursuant to the Acquisition Agreement or the Shareholders Agreement constitutes a permitted transfer to a subsidiary within the meaning of Article 9.2(b) of the Joint Venture Agreement regarding A2000 dated February 13, 1996 ("the JVA"), as amended by agreement ('consent agreement') dated September 27, 1997.


2.   A2000 Settlement Agreement
     --------------------------

On July 6, 1995, US West International B.V. ("US West"), Philips Media Networks B.V. (which has transferred its rights and obligations to UPC) and Kabeltelevisie Amsterdam B.V. ("KTA") have entered into a settlement agreement ("the Settlement Agreement").

To the extent that US West may have any claims under the Settlement Agreement against KTA, these claims will never exceed the claims that the Purchaser (after transfer of UPC's shares in A2000 Holding N.V.) may have against KTA under the Settlement Agreement, as a result of which (and in view of the fact that US West and UPC/ the Purchaser (will) each own 50% of the shares in A2000) said claims will not have a negative impact on the value of the shares held by UPC/ the Purchaser in A2000.


3.   Appointments at A2000
     ---------------------

UPC will arrange that persons who will be nominated for appointment to one of the group boards of the A2000 Group can and will be employees or retained representatives of the Purchaser or its respective subsidiaries (referring to article 9.2(f) of the JVA).


4.   Tariff  increase Amsterdam
     --------------------------

UPC will contribute to the Purchaser a tariff increase for KTA's basic fee of NLG 10,44 (excl. VAT) per equity subscriber per year.


5.   Operating agreement Son en Breugel
     ----------------------------------

The operating agreement dated September 30, 1985 ('exploitatieovereenkomst') between the Municipality of Son en Breugel and KTSB has been terminated.

                            [THIS PAGE LEFT BLANK]

6.   Statutory merger Son en Breugel
     -------------------------------

Within the UPC group of companies Kabeltelevisie Son en Breugel B.V. and Cable Network Brabant Holding B.V. will enter into a statutory merger ('juridische fusie') whereby Cable Network Brabant Holding N.V. will be the acquiring company and Kabeltelevisie Son en Breugel B.V. will disappear ("the UPC Statutory Merger"). The UPC Statutory Merger will not have any material negative impact on the business or financial condition, or the fiscal position, of the Purchaser.


7.   Kabelweg
     --------

The costs of construction, costs of reconstruction and refurbishment expenses of the A2000 premises at Kabelweg in Amsterdam shall not exceed an amount of NLG 32 million.

ANNEXES TO SCHEDULE VI (Sellers' Representations and Warranties)
----------------------------------------------------------------

I.   To the extent they relate to UPC
     --------------------------------

Annex 3.2 Securities to third parties
--------- ---------------------------

(NB: the pledges and mortgages listed below are all first ranking, unless otherwise indicated).

1.   Cable Network Brabant Holding B.V. - Cooperative Centrale Raiffeisen
     --------------------------------------------------------------------
     Boerenleenbank B.A.
     -------------------
     NLG 250.000.000 Credit Facility Agreement
     -----------------------------------------
     February 1998
     -------------

Securities:

A)   Non-possessory pledge on all moveable tangible assets.

B) Non-disclosed pledge on CNBH's rights and proceeds under the Project Agreements, defined as:

-    The Kabel Televisie Eindhoven Purchase Agreement, dated 29 Sept. 1995.
-    The Combivisie Acquisition Agreement dated Dec. 17, 1997.
-    The Agreement of KTE with the Municipality of Eindhoven, dated 29 Sept.
     1995.
-    The GSA between CNBH and UPC, effective January 1, 1998.
-    CNBH's cable TV licences and permits.
- The exploitation agreements relating to CAI Nuenen, CAI Heeze, CAI Oirschot en O-W-Middelbeers, all dated 16 Feb. 1995.
- The signal delivery agreement with the municipalities of Best (1 Sep. 1988) and Sint-Oedenrode (17 March 1988), and PNEM Zuid-Oost (25 Feb. 1995).
- The permits and authorisation in connection with the exploitation and upgrading of the cable networks and the delivery of signals.
- The rights of CNBH under its insurance policies (other than third party liability insurances).

C) A disclosed pledge on the rights under the project account, being the banking account at Rabo Bank.

D)   A pledge on all shares issued by CNBH.

E) Mortgage rights over all of CNBH's immovable property, leaseholds and rights of building.

F) A negative and positive mortgage declaration with respect to the cable networks.


2.   A2000 HOLDING N.V. (A2000) - ABN AMRO Bank
     ------------------------------------------
     NLG 90.000.000 Bank Facility Agreement
     --------------------------------------
     31 January 1996
     ---------------

Securities:

A) Pledge on all existing and future accounts (being any claim against any person or legal entity), including:

I. Disclosed pledges on the designated bank accounts of A2000 at ABN AMRO and on all claims for money of A2000 against KTA.

II. Non-disclosed pledges on all rights of A2000 under A2000 insurances, on all rights of A2000 against any credit institution in The Netherlands (including Postbank NV), and on all rights under the project agreements, that are defined as:

-    The articles of association of A2000 and its subsidiaries.
-    The shareholders agreement between A2000, the MAA and KTA.
- The purchase agreements between MAA/USWest/UPC/A2000, and the purchase agreements with the Municipalities of Zaanstad, Purmerend, Landsmeer and Ouder-Amstel.
-    Billing agreements (incl. ENW Agreement) regarding subscriber payments;
-    The ABN AMRO Consortium Members Undertaking.
- CAI Agreements with Municipalities of Amsterdam, Zaanstad, Landsmeer Purmerend and Ouder-Amstel.
-    The Joint-Venture Agreement between UPC and USWest.
-    The Management Services Agreement between A2000 and KTA, dated 1 Feb. 1996.
-    The customer agreements between KTA and subscribers.
-    All rights under the A2000 insurances.

B)   Pledge on all issued and outstanding shares in KTA;

C) Pledges and mortgages as provided for in the KTA Facility (see 3.) on any good with respect to which A2000 has the right to dispose thereof (not falling under a) or b) above) to the extent that such good(s) have an aggregate economic value of NLG 500,000.

The agreement provides for a negative pledge regarding any assets with respect to which A2000 or any of its subsidiaries has the right to dispose.


3.   KABELTELEVISIE AMSTERDAM B.V. (KTA) - ABN AMRO Bank N.V.
     --------------------------------------------------------
     NLG 375.000.000 Bank Facility Agreement
     ---------------------------------------
     31 January 1996
     ---------------

Securities:

A)   Mortgage on four parcels of land.

B) Pledge on all existing and future accounts of KTA, (being any claim against any person or legal entity), including:

I. Disclosed pledges on the designated bank accounts of KTA at ABN AMRO, and on all rights and claims of KTA under the Agreements with the municipalities of Amsterdam, Zaanstad, Landsmeer, Purmerend, Ouder-Amstel.

II.  Non-disclosed pledges:
1. On all rights of KTA under the agreement with NV Energiebedrijf Amsterdam, on all claims vis-a-vis Energiebedrijf Zaanstreek en Water-land for the collection of monies and on all claims vis-a-vis Nutsbedrijf for the collection of monies; and

2.   On all rights under the project agreements, that are defined as:
-    The articles of association of KTA, A2000 and its subsidiaries.
-    The shareholders agreement between A2000, the MAA and KTA, dated 6 July
     1995.
- The purchase agreements between MAA/USWest/UPC/A2000, and the purchase agreements with the Municipalities of Zaanstad, Purmerend, Landsmeer and Ouder-Amstel.
-    Billing agreements (incl. ENW Agreement) regarding subscriber payments.
-    The ABN AMRO Consortium Members Undertaking.
-    The CAI Agreements with MAA, Zaanstad, Landsmeer Purmerend and Ouder-
     Amstel.
-    The Joint-Venture Agreement between UPC and USWest.
-    The Management Services Agreement between A2000 and KTA, dated 1 Feb. 1996.
-    The customer agreements between KTA and subscribers.
3.   On all rights of KTA under KTA insurances.
4. On all rights of KTA against any credit institution in The Netherlands (including Postbank NV).
5. On all rights of KTA against any of its subscribers for telecommunication services.

C)   Pledge on all shares in KTA.

D) Pledge on moveable property (including a/o. equipment, cable, cable works, installations, connections, (infrastructure-) facilities - together forming a cable network).

E) Pledges or mortgages with respect KTA or any of its subsidiaries has the right to dispose thereof.

The agreement provides for a negative pledge regarding any assets with respect to which KTA or any of its subsidiaries has the right to dispose.


4.   A2000 HILVERSUM B.V. (KTH) - ABN AMRO Bank N.V.
     -----------------------------------------------
     NLG 45.000.000 Bank Facility Agreement
     --------------------------------------
     16 October 1996
     ---------------

Securities:

A) Upon written request a mortgage with respect to KTH's interest in real property.

B) Pledge on all existing and future accounts of KTA, (being any claim against any person or legal entity), including:

I. Disclosed pledges on the designated bank accounts of KTH at ABN AMRO, and on all rights and claims for money of KTH under the Acquisition Agreement with the municipality of Hilversum, dated 1 July 1996

II.  Non-disclosed pledges:

1. On all rights and claims for money of KTH under the agreement with NV Regionaal Energiebedrijf Gooi en Vechstreek and the Municipality of Hilversum, dated 22 March 1984; and
2.   On all rights of KTH under the project agreements, that are defined as:
-    The articles of association of KTH;
-    The ABN AMRO Consortium Members Undertaking;
-    The KTA Bank Facility Agreement;
-    The A2000 Bank Facility Agreement;
-    The Acquisition Agreement with the municipality of Hilversum, dated 1 July
     1996;
- Any and all licences held by KTH necessary to maintain and operate a cable network.
3.   On all rights of KTH under KTH insurances;
4. On all rights of KTH against any credit institution in The Netherlands (including Postbank NV);
5. On all rights of KTH against any of its subscribers for telecommunication services;
6.   On all rights of KTH under agreements in the schedules to the deed.

C)   Pledge on all issued shares in KTH.

D) Pledge on moveable property (including a/o. equipment, cable, cable works, installations, connections, (infrastructure-) facilities - together forming a cable network).

E) First right to vest pledges or mortgages with respect to assets KTH or any of its subsidiaries has the right to dispose thereof.

The agreement provides for a negative pledge regarding any assets with respect to which KTH or any of its subsidiaries has the right to dispose.


Annex 3.5 Companies' offices
--------- ------------------

Kabelweg, Amsterdam (freehold)
W. de Zwijgerlaan, Amsterdam (freehold)
Prof. Dorgelolaan, Eindhoven (leasehold)
Torenstraat, Helmond (freehold)


Annex 4.2 Statutory mergers
--------- -----------------

Kabeltelevisie Son en Breugel B.V. will be merged into Cable Network Brabant Holding B.V., the latter being the surviving entity.

Annex 5.1    Issued Shares
---------    -------------

-----------------------------------------------------------------------------------
Company                             Shareholder          Issued share capital (NLG)
-----------------------------------------------------------------------------------
Cable Network Brabant       Cable Network Netherlands    40.200
Holding B.V.                Holding B.V. (1 share held
                            by KTE)
-----------------------------------------------------------------------------------
Kabeltelevisie Son en       Cable Network Brabant        240,000 (25% paid up)
Breugel B.V.                Holding B.V.
-----------------------------------------------------------------------------------
A2000 Holding N.V.          Belmarken Holding B.V.       200,200
-----------------------------------------------------------------------------------
Kabeltelevisie Amsterdam    A2000 Holding N.V.           501,000
B.V.
-----------------------------------------------------------------------------------
A2000 Hilversum B.V.        A2000 Holding N.V.           200,000
-----------------------------------------------------------------------------------
Media Groep West B.V.       A2000 Holding N.V.           260,000
-----------------------------------------------------------------------------------


Annex 5.5   Less than 100% owned Companies
---------   ------------------------------

50% of the shares of A2000 Holding N.V. are held by US West.
75% of the shares of Media Groep West B.V. are held by N.V. Holdingmaatschappij De Telegraaf.
1 priority share of KTA is held by the municipality of Amsterdam.


Annex 5.7   Transfer restrictions
---------   ---------------------

A.    Shareholder's consents

------------------------------------------------------------------------------------
A2000 Holding NV            Joint Venture Agreement UPC-US West:
                            UPC may transfer its partnership interest to an entity
                            which is a subsidiary of UIH in which UIH owns
                            consolidated capital and voting rights of greater
                            than 50%
                            Relevant conditions:
                            Transferee to become a party to the JV Agreement;
                            Ultimate parent remains liable for financial compliance.
------------------------------------------------------------------------------------
Kabeltelevisie Amsterdam    Shareholders Agreement A2000 / Municipality
 BV                         Amsterdam:
                            Transfer of A2000 shares possible without approval
                            Municipality provided that UPC remains in control (acc.
                            to 2:24a BW)
------------------------------------------------------------------------------------
Media Groep West BV         Shareholders Agreement A2000 / Telegraaf:
                            No transfer restrictions with respect to A2000.
------------------------------------------------------------------------------------

B.    Third party consents:

---------------------------------------------------------------------------------
A2000 Holding NV            ABN AMRO Facility Agreement:
                            USWest and UIH jointly are to remain the holders of
                            control (acc. to 2:24a BW)
---------------------------------------------------------------------------------
Kabeltelevisie Amsterdam    ABN AMRO Facility Agreement:
BV                          USWest and UIH jointly are to remain the holders of
                            control (acc. to 2:24a BW)
                            Share Pledge:
                            No restriction with respect to transfer of A2000.
---------------------------------------------------------------------------------
A2000 Hilversum BV          ABN AMRO Facility Agreement:
                            USWest and UIH jointly are to remain the holders of
                            control (acc. to 2:24a BW)
                            Share Pledge:
                            No restriction with respect to transfer of A2000.
---------------------------------------------------------------------------------
Cable Network Brabant       Rabo Credit Facility Agreement:
Holding B.V.                UPC not to reduce its voting rights below 51%
                            without prior written consent of the Agent.
---------------------------------------------------------------------------------


Annex 7.3   Tax returns
---------   -----------

For filing of the tax returns 1996 of A2000 Holding, A2000 Hilversum, KTA and KTE extension has been requested and obtained.


Annex 7.5   Tax rulings
---------   -----------

Capital tax and VAT: rulings (January, 1998) for the exemptions from capital tax and VAT relating to the acquisition by CNBH of the Combivisie and the KTE Assets.


Annex 8.2   Defaults
---------   --------

Discussions are pending between the municipality of Purmerend for alleged breach of the CAI agreement. The motion for a temporary injunction against A2000, however, has been withdrawn by the municipality.


Annex 8.3   Restrictive agreements
---------   ----------------------

Joint venture agreement USW/UPC regarding A2000.
Shareholders agreement MGW and Pay-per-view agreements related thereto.

Annex 8.5   Financing arrangements
---------  ----------------------

Reference is made to the credit facility agreements listed in Annex 3.2.


Annex 9.1   Pending or threatening litigations
---------   ----------------------------------

A.   Access to cable disputes
     ------------------------

NVCR and Arcade Group have both filed complaints against A2000's carriage fees. With respect to Arcade Group, the minister of Economic Affairs has taken a positive decision for A2000. A2000's carriage fees had to be realigned as per March 1997 at the risk of a penalty ("dwangsom") of NLG 50K per day. A2000 has notified in November 1997 the minister of its revised carriage fees. Arcade has filed an appeal against the minister's decision.

NVCR's case is still pending.

Nethold/Canal+ has already paid for 1996. The amount for 1997 has been set by the arbiters. The arbitration is binding.

CNBH is in the final stage of the civil law suit that MTV filed against Stichting Combivisie. MTV wants to recover damages, due to Combivisie's decision not to carry MTV any longer. A decision is expected in April 1998.

B.   Debt collections
     ----------------

A2000 will undertake debt collections against commercial programme providers carried in the basic package, following the decision of the minister of Economic Affairs.


Annex 10.1   Insurances
----------   ----------

Overview of insurance policies:

--------------------------------------------------------------------------------
Insurance                            Risk
--------------------------------------------------------------------------------
Accident     Disablement or death of employees caused by accident
--------------------------------------------------------------------------------
Travel       Travel insurance for employees on business or
             private trips
--------------------------------------------------------------------------------
Crime        Fraud, forgery etc.
--------------------------------------------------------------------------------
Combined     Buildings, equipment, networks and business
             interruption
--------------------------------------------------------------------------------
D&O          Directors and officers third party liability
--------------------------------------------------------------------------------
Liability    UPC and its employees third party liability
--------------------------------------------------------------------------------

Annexes to Schedule VI (Seller's Representations and Warranties
---------------------------------------------------------------

II.  To the extent they relate to NUON

Annex 3.2   Securities to third parties and 5.4: share certificates
---------   -------------------------------------------------------

- CAI Geldermalsen B.V.: loan agreement dated December 18, 1985 (NLG 6,000,000) between the municipality of Geldermalsen and CAI Geldermalsen
     B.V.: mortgage up to NLG 500,000 with respect to leasehold on a parcel of land (section G nummer 2021ged.) and the headend situated on that parcel of land.

- Interway Holding B.V.: at the moment N.V. TeleKabel holds 33,33% of the shares in the share capital of Interway Holding B.V. All shares in the share capital of Interway Holding B.V. will be converted into share certificates shortly.

Annex 3.3   Ownership of Companies' Assets
---------   ------------------------------

- The cable network in the municipality of Groesbeek (hire-purchase agreement: N.V. TeleKabel has the exclusive option to buy the cable network for an amount of NLG 1,-on June 1, 2001).

- The NUON-copper network (legal owner: N.V. NUON, beneficial owner: N.V. TeleKabel).

Annex 3.5   Companies' offices
---------   ------------------

-    Morsestraat, Ede (freehold)
-    Noordvliet, Leeuwarden (freehold).
-    Waterstraat, Velp (leasehold).
-    Utrechtsestraat, Arnhem (leasehold).

Annex 5.1   Issued Shares
---------   -------------

Situation as per Closing:

Company                         shareholder         number of issued     nominal value
                                                    shares
------------------------------------------------------------------------------------------

1.  CAI Almere BV               NV TeleKabel        400                  NLG 100,-
2.  CAI Buren BV                NV TeleKabel        400                  NLG 100,-
3.  CAI Dronten BV              NV TeleKabel        400                  NLG 100,-
4.  CAI Druten BV               NV TeleKabel        400                  NLG 100,-
5.  CAI Dodewaard BV            NV TeleKabel        400                  NLG 100,-
6.  CAI Geldermalsen BV         NV TeleKabel        35                   NLG 1000,-
7.  CAI Lelystad BV             NV TeleKabel        400                  NLG 100,-
8.  CAI Lingewaal BV            NV TeleKabel        400                  NLG 100,-
9.  CAI Midden-Betuwe BV        NV TeleKabel        400                  NLG 100,-
10.  CAI Neerijnen-West BV      NV TeleKabel        400                  NLG 100,-
11.  CAI Over-Betuwe BV         NV TeleKabel        400                  NLG 100,-
12.  CAI Bemmel BV              CAI Over-Betuwe BV  400                  NLG 100,-
13.  CAI Elst BV                CAI Over-Betuwe BV  400                  NLG 100,-
14.  CAI Gendt BV               CAI Over-Betuwe BV  400                  NLG 100,-
15.  CAI Heteren BV             CAI Over-Betuwe BV  400                  NLG 100,-
16.  CAI Valburg BV             CAI Over-Betuwe BV  400                  NLG 100,-
17.  CAI NKM-Nijmegen BV        NV TeleKabel        400                  NLG 100,-
18.  CAI Renkum BV              NV TeleKabel        400                  NLG 100,-
19.  CAI Tiel BV                NV TeleKabel        400                  NLG 100,-
20.  CAI Wageningen BV          NV TeleKabel        400                  NLG 100,-
21.  CAI Wijchen BV             NV TeleKabel        400                  NLG 100,-
22.  NV TeleKabel Beheer        NV Kraton           100.000              NLG 10,-
23.  NV TeleKabel               NV TeleKabel        100.000              NLG 10,-
                                Beheer
24.  TeleKabel Omroep           NV TeleKabel        40                   NLG 1000,-
     Facilitair Bedrijf BV
25.  AKEM BV                    NV TeleKabel        400                  NLG 500,-

Annex 5.5   Less than 100% owned Companies
---------   ------------------------------

10,7 % of the shares in EnerTel B.V. are held by NV NUON.
30% of the shares in Euronet Internet B.V are held by NV TeleKabel Beheer. 33,33 % of the shares in Interway Holding BV are held by NV TeleKabel.

Annex 5.7     Transfer Restrictions
---------     ---------------------

---------------------- --------------------------------------------------------
Euronet Internet B.V.  Agreement between shareholders of Euronet Internet
                       B.V. dated July 19, 1996:

                       - A shareholder may transfer its shares when it demonstrates to the other shareholder that the transferee meets certain criteria (article 10.2).

---------------------- --------------------------------------------------------
EnerTel N.V.           Shareholders agreement dated May 14, 1996:

                       - The participation in the share capital of EnerTel N.V. will be maintained by the shareholders for a period of at least three years (article 5.2).

                       - The shareholders can transfer their shares to Casema, A2000 or a subsidiary of the shareholders if and when the transferee meets the criteria mentioned in article 7.1 of the articles of association (article 5.3).

                       - Article 5.4: In the event that the control over the shares will be transferred to a third party then:

                       1) if the control over a parent will be transferred to a third party which undertakes activities that are competing with the activities of EnerTel, the parent, or its subsidiary if it holds the shares, will be obligated to offer its shares to the other shareholders in accordance with the articles of association;

                       2) if the shares in EnerTel will be held by a subsidiary and 50% or more of the control will be transferred to a third party, not being a group company, the subsidiary concerned will be held to offer its shares to the other shareholders in accordance with the articles of association.

---------------------- --------------------------------------------------------
CAI Wijchen B.V.       Operating agreement dated April 29, 1993: The
                       Municipality of Wijchen can terminate the agreement immediately if the current control structure of CAI
                       Wijchen BV is changed, including in any event the transfer of shares or a merger (article 10.2).

---------------------- --------------------------------------------------------


Annex 7.1     Payment of taxes
---------     ----------------

A request of N.V. TeleKabel Beheer to be registered as a taxable entity as of October 10, 1996 is currently pending. The tax inspector has not yet replied. Therefore, at present it is uncertain whether or not N.V. TeleKabel Beheer will be required to file tax returns.

Annex 7.3     Tax returns
---------     -----------

For the filing of all tax returns concerning the years 1996 and 1997 an extension has been requested and obtained.

Sale and purchase agreement dated February 29, 1996 between N.V. NUON TeleKabel (now: N.V. TeleKabel) and Stichting Media Netwerk Ede, concerning the execution by N.V. NUON TeleKabel of certain warranties relating to the building of a regional office and the creation of a certain level of employment (see further
Schedule VI.B article 6).

Annex 8.3     Restrictive agreements
---------     ----------------------

Euronet Internet B.V.: agreement between the shareholders, signed July 19, 1996.

Telecom Finland OY: agreement between N.V. TeleKabel and Telecom Finland OY, dated July 19, 1997.

EnerTel N.V.:
'Backbone-overeenkomst' dated September 6, 1996.
'Overeenkomst betreffende terbeschikkingstelling regionale infrastructuur' dated September 6, 1996. Agreement dated January 28, 1998 concerning the supply of the 'TeleKabel SDH Backbone netwerk' by EnerTel.

Imtech Projects B.V.: agreement 'systeemintegratieovereenkomst inzake realisatie totaal wijknetconcept' dated May 21, 1997.

Annex 8.5     Financing arrangements
---------     ----------------------

Intercompany financing arrangement with NUON. This arrangement is interest bearing (6.65% for 1998) and consists of two parts: a fixed amount (approx. NLG 360 million) for the calendar year for fixed asset financing and a floating amount (approx. NLG 142 million) for working capital financing. The total (preliminary) amount of the loan as per December 31, 1997 is approx. NLG 502 million. The estimated impact of the Casema Swap (as defined in Schedule VI, B article 1) on this amount is NLG 68 million, increasing the aggregate amount up to approx. NLG 570 million.

Annex 9.1     Pending or threatening litigations
---------     ----------------------------------

Complaint of NVCR against N.V. TeleKabel's carriage fee, which TeleKabel wants to charge as from March 1, 1998: risk of a threatening litigation.

Complaint of Talk Radio against N.V. TeleKabel's carriage fee, which TeleKabel wants to charge as from March 1, 1998: risk of a threatening litigation (Talk Radio has stated that it will refer to the NVCR-members' point of view in this case).

Annex 10.1    Insurances
----------    ----------

A)   TeleKabel Gelderland-Noord area:
------------------------------------

 .    Third party liability insurance ('aansprakelijkheidsverzekering bedrijven').
 .    Fire and theft insurance ('inboedelverzekering'); concerns office building
     Morsestraat, Ede).
 .    Building insurance; concerns office building Morsestraat Ede.

 .    Electronic equipment insurance ('elektronikaverzekering'); concerns headend Ede. Insured Risk: fire, explosion, short-circuiting etc.

 .    Electronic equipment insurance ('elektronikaverzekering'); concerns headend Voorst. Insured risk: fire, explosion, short-circuiting etc..

 .    Cable networks insurance: (receiving) cable network equipment in the municipalities of Apeldoorn e.o., Epe e.o. Rheden e.o Insured risks: various disasters ('van buiten komende onheilen').

B)  TeleKabel Gelderland-Zuid area:
----------------------------------

 .    Cable networks insurance: equipment in the municipalities of Nijmegen,
     West Maas en Waal, Ubbergen, Millingen aan de Rijn, Groesbeek and Mook en Middelaar. Insured risks: various disasters ('van buiten komende onheilen').

 .    Fire insurance relating to the buildings and equipment of the local distribution centres in the municipalities of Duiven and Westervoort.

C) TeleKabel Friesland area:
---------------------------

 .    Insurance of the cable networks in Leeuwarden, Leeuwarderadeel,
     Ferweradeel, Achtkarspelen, Tierterksteradeel, Heerenveen, Smallingerland and Menaldumadeel (total number of insured connections: 105,874 as per January 1, 1997). Insured risks: all disasters ('van buitenkomende onheilen').

 .    Fire and theft insurance ('inboedelverzekering'); concerns building at
     Noordvliet, Leeuwarden. Insured risks: damage caused by fire, lightning, explosion, storm, rain, theft after burglary etc.

 .    Building insurance; concerns building at Noordvliet, Leeuwarden).  Insured risks: damage caused by fire, lightning, explosion, storm, rain, theft after burglary etc.

D) Fire insurance office equipment concerning the rented office-buildings at Weurtseweg Nijmegen and at Waterstraat Velp. Insured risks: fire, explosion, lightning and airplane crash damage.

E) TeleKabel Omroep Facilitair Bedrijf B.V.:
-------------------------------------------
 .    Third party liability insurance (aansprakelijkheidsverzekering bedrijven).
 .    Insurance equipment, laptop computers and mobile phones.
 .    Fire insurance including business interruption security for company equipment and inventories.

Concern policies by NUON (these policies can probably not be continued after the
------------------------
merger, because the Purchaser will be a participation of NUON instead of a subsidiary):
 .    Travel-insurance for employees on business trips abroad.
 .    Third-party liability insurance ('aansprakelijkheidsverzekering bedrijven').
 .    Managing directors' liability insurance.  Insured risk: managing directors and members of the Supervisory Board third party liability.
 .    Fire insurance relating to inventories.
 .    Car insurance for a number of company-cars acquired from N.V. NUON Zuid-
     Gelderland.

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Annex 14.1   Intellectual property rights
----------   ----------------------------

Brandname and logo "TeleKabel", brandname "Sprinter", brandname "Waddentel". All under license of N.V. TeleKabel.


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